Exhibit 10.18

By Hand Delivery

CONFIDENTIAL

                                                               March 30, 1998
Mr. Donald B. Reed
13241 Oakmead
Palm Beach Gardens, FL 33418

Dear Don:

         This letter will confirm the agreement reached between you and Cabletron Systems, Inc. (the "Company") concerning your resignation as an officer and employee (but not a director) of the Company. Your employment with the Company will terminate as of today, March 30, 1998 (the "Separation Date"). Reference is made to the Employment Agreement dated August [ ], 1997 between you and the Company (the "Employment Agreement"). Unless otherwise defined herein, capitalized terms used herein shall have the same meaning as defined in the Employment Agreement. Provided that you accept it, this letter contains the agreement between you and the Company concerning your severance arrangements, as follows:

         1. As soon as practicable after the date hereof, to the extent not already paid, the Company will (i) pay you, at your current base rate of pay, for all work performed for the Company from the end of the last payroll period through the Separation Date, (ii) pay you for all vacation time you had earned, but not used, as of the Separation Date, as reflected on the books of the Company, and (iii) reimburse you for all business expenses incurred through the Separation Date in accordance with Section 4 of the Employment Agreement.

         2. In consideration for your acceptance of this agreement and subject to your fully meeting your obligations under it, on the effective date of this agreement, the Company will provide you the following severance pay and benefits:

         a. As severance pay, the Company will pay you, within five business days of the effective date of this agreement, a lump sum cash payment of $ 1,125,000 (the amount equal to your Base Salary for the remainder of the Term of the Employment Agreement).

         b. If you currently participate in the Company's medical and life insurance plans (the "Plans"), you may elect to continue participation for a period of time under the federal law known as COBRA. If you elect to continue participation in the Plans under COBRA and do so in a timely manner, the Company will pay the premium cost of your coverage, and that of your eligible dependents, until you cease to be eligible for participation under COBRA. In addition, if the Company is able to continue your participation in the Plans thereafter until the Term of Employment would have ended under the Employment Agreement, you may so continue to participate and the Company will continue to pay the premium cost of coverage. If you are unable to so participate in the Plans, the Company will pay you a lump sum cash payment equal to the then present value of the amounts the Company would have paid had you continued to be enrolled in such Plans through the date the Term of Employment would have ended. The lump sum payment referred to above will be made within five business days of the date you are no longer eligible to participate in the Plans. If you elect not to continue your participation in the Plans or if you are not currently enrolled in the Plans and therefore have no right to continue participation under COBRA, the Company will pay you a lump sum cash payment equal to the present value of the amounts the Company would have paid, had you been enrolled in such Plans, to continue your participation and that of your eligible dependents until the date the Term of Employment would have ended. The lump sum payment referred to above will be made within five business days of the effective date of this agreement, of if later, within five business days of the date you make your election with respect to participation in the Plans.

         c. The Company will provide until the later of one year from the date hereof or the date you secure employment, if earlier, out placement services through a mutually agreeable firm. The Company will also provide you with an office and administrative support in the West Palm Beach, Florida area or another mutually agreeable location for a period of six months from the date hereof.

         d. Your options to purchase a total of 800,000 shares (consisting of two separate options, one to purchase 600,000 shares and one to purchase 200,000 shares) of the Company's Common Stock shall become immediately exercisable in full and shall remain exercisable for a period of three years from the date hereof notwithstanding anything to the contrary in the Employment Agreement or the option forms.

         e. The Company will reimburse you for all travel and relocation expenses incurred by you within six months of the date hereof for the reasonable out-of-pocket costs of your move from New Hampshire to the location of your subsequent employment, plus an additional payment (the "additional payment") to compensate you for any federal and state income taxes attributable to such reimbursements and payments and federal and state income taxes attributable to the additional payment. The Company will also reimburse you for all related furniture storage expenses, including furniture currently stored in New Jersey and will assume responsibility for the balance of your lease payments relating to the current term of the lease of your residence in Rochester, New Hampshire.

         3. The Company hereby waives your compliance with Section 7(a) of the Employment Agreement. You agree to abide by the terms of Section 7(b) of the Employment Agreement.

         4. The Company will reimburse you for costs incurred by you for first class air travel to all board meetings.

         5. You will use reasonable efforts to provide consulting services to the Company by telephone or in a mutually agreeable location from time to time, for a period of six months from the date hereof. Such services shall consist of advice to the Chief Executive Officer of the Company. The performance by you of consulting services shall be at the request of the Chief Executive Officer of the Company upon reasonable notice to you from time to time. In consideration of your agreement to provide such consulting services, the Company agrees to pay you a retainer of $8,334.00 per month, payable in advance on the first business day of each month beginning April 1, 1998, plus any reasonable travel expenses incurred by you in providing any such consulting services. It is understood that the failure of the Company to request consulting services shall not relieve the Company of its obligation to make required payments hereunder.

         6. All payments by the Company under this agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

         7. You agree that the payments provided under paragraph 1 of this agreement are in complete satisfaction of any and all compensation due to you from the Company through the Separation Date whether under the Employment Agreement or otherwise. You will not continue to earn vacation or other paid time off after the Separation Date and, except as expressly provided in paragraph 2.b, your participation in all employee benefit plans and programs of the Company will end as of the Separation Date, in accordance with the terms of those plans and programs.

         8. You agree that you will continue to protect Confidential Information as provided in Section 6 of the Employment Agreement.

         9. You agree that you will not disclose this agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this agreement or any of its terms or provisions to others.

         10. You agree that you will continue to use your best efforts to support and promote the interests and reputation of the Company; that you will not disparage the Company or any of the people or organizations connected with it; and that you will not otherwise do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm its interests or reputation.

         11. You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this agreement.

         12. In order to be certain that this agreement will resolve any and all concerns that you might have, the Company requests that you carefully consider its terms, including the release of claims set forth below and, in that regard, encourages you to seek the advice of an attorney before signing this agreement.

                   13. This letter contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters excluding only your obligations under Section 6 and 7 of the Employment Agreement and your resignation dated March 30, 1998. This agreement will be governed by and interpreted in accordance with the laws of the State of New Hampshire.

         14. In exchange for the special severance pay and benefits provided you under this Agreement, to which you would not otherwise be entitled, you agree that this agreement shall be in complete and final settlement of any and all causes of action, rights or claims that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, any other federal, state or local employment law, regulation or other requirement and you hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past and present shareholders, directors, officers, employees, agents, successors and assigns and all others connected with them, both individually and in their official capacities, from any and all such causes of action, rights or claims.

         15. In consideration of your acceptance of this agreement and your meeting in full your obligations under it, the Company hereby releases and forever discharges you, your heirs, executors, administrators and representatives, and all others connected with you, from any and all causes of action, rights or claims which the Company has had in the past or now has against you in any way related to, arising out of or connected with your employment by the Company.

         16. In signing this agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this agreement and to consult with anyone described in Section 9 before signing it.


         If the terms of this agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you receive it. You may revoke this agreement at any time during the seven-day period immediately following the date of your signing. If you do not do so, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

                                   Sincerely,



                                   /s/ Craig R. Benson
                                   ---------------------
                                   Craig R. Benson
                                   Chairman of the Board


Accepted and agreed:


Signature:  /s/ Donald B. Reed
            ------------------
               DONALD B. REED

In accordance with Section 2(b) hereof, I hereby elect not to participate in the Plans and instead to receive a lump sum cash payment.


Signature:  /s/ Donald B. Reed
            ------------------
               DONALD B. REED

Date:  March 30, 1998